Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the use, in the registration statement on Form S-1, of EVO Transportation & Energy Services, Inc. of our report dated April 17, 2018 on our audit of the financial statements of EVO Transportation & Energy Services, Inc. as of December 31, 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the reference to us under the caption “Experts”.

EKS&H, LLLP

February 11, 2019
Denver, Colorado